Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CONGAREE BANCSHARES, INC.

ARTICLE ONE

NAME

The name of the corporation is Congaree Bancshares, Inc. (the “Corporation”).

ARTICLE TWO

ADDRESS AND REGISTERED AGENT

The street address of the initial registered office of the Corporation shall be Poinsett Building, 9th Floor, 104 South Main Street, Greenville, South Carolina 29601. The name of the Corporation’s initial registered agent at such address shall be Benjamin A. Barnhill.

Date:	October 21, 2005	Signed:	/s/ Benjamin A. Barnhill
Benjamin A. Barnhill as Registered Agent

ARTICLE THREE

CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, no par value, and to issue up to 10,000,000 shares of preferred stock, no par value. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

ARTICLE FOUR

NO PREEMPTIVE RIGHTS

The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE FIVE

NO CUMULATIVE VOTING RIGHTS

The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE SIX

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(i)  any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(ii)  acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

(iii)  liability imposed under Section 33-8-330 (or any successor provision or redesignation thereof) of the Act; and

(iv)  any transaction from which the director derived an improper personal benefit.

If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SEVEN

CONTROL SHARE ACQUISITIONS

The provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE EIGHT

CLASSIFIED BOARD OF DIRECTORS

At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. The terms of directors in the first class expire at the first annual shareholders’ meeting after their election, the terms of the second class expire at the second annual shareholders’ meeting after their election, and the terms of the third class expire at the third annual shareholders’ meeting after their election. At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders. Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.

ARTICLE NINE

CONSIDERATION OF OTHER CONSTITUENCIES

In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the board of directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE TEN

NAME AND ADDRESS OF THE SOLE INCORPORATOR

The sole incorporator is Benjamin A. Barnhill, whose address is Poinsett Building, 9th Floor, 104 South Main Street, Greenville, South Carolina 29601.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

Date:	October 21, 2005	/s/ Benjamin A. Barnhill
Benjamin A. Barnhill Sole Incorporator

CERTIFICATION

I, Benjamin A. Barnhill, an attorney licensed to practice in the State of South Carolina, certify that the Corporation has complied with the requirements of Chapter 2, Title 33 of the Code of Laws of South Carolina 1976, relating to the Articles of Incorporation.

Date: October 21, 2005

/s/ Benjamin A. Barnhill
(Signature)

Benjamin A. Barnhill Nelson Mullins Riley & Scarborough LLP Poinsett Building, 9th Floor, 104 South Main Street Greenville, South Carolina 29601